FILED PURSUANT TO RULE 424(B)(3)      PROSPECTUS SUPPLEMENT DATED MARCH 22, 2000
REGISTRATION NO. 333-92577                  TO PROSPECTUS DATED FEBRUARY 9, 2000
CUSIP NO. 00826TAB4

                                AFFYMETRIX, INC.
                                  $150,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
     1,219,515 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated February 9, 2000 relating to the potential sale from time to time of up to $150,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holder that may be offered pursuant to the prospectus, as amended or supplemented:

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                         AND OFFERED         THE NOTES        OFFERED      THE OFFERING
----                                      ------------------   -------------   -------------   -------------
AIG SoundShore Holdings Ltd.............      18,000,000          146,342         146,342             --
BNP Arbitrage SNC.......................       6,000,000           48,781          48,781          8,700
Boulder II Limited......................       8,600,000           69,919          69,919             --
Boulder Capital Inc.....................       5,425,000           44,106          44,106             --
Credit Suisse First Boston
  Corporation...........................      39,838,000          323,887         323,887             --
JMG Triton Offshore Fund, Ltd...........       3,480,000           28,293          28,293             --
Island Holdings.........................          37,000              301             301             --
Nalco Chemical Company..................         200,000            1,627           1,627             --
Onex Industrial Partners Limited........       3,475,000           28,253          28,253             --
Pebble Capital Inc......................       1,500,000           12,196          12,196             --
Shepherd Investments International,
  Ltd...................................       1,832,000           14,895          14,895             --
Stark International.....................       2,748,000           22,342          22,342             --
State of Oregon Equity..................       7,230,000           58,781          58,781             --
State of Oregon/SAIF Corporation........       4,280,000           34,797          34,797             --

    None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that Robertson Stephens and Credit Suisse First Boston were initial purchasers in connection with the offer and sale of the notes in September 1999, and Credit Suisse First Boston from time to time performs investment banking services for which it receives customary fees.